Exhibit 4.3

LANDS’ END, INC.

2014 STOCK PLAN

SECTION 1. BACKGROUND AND PURPOSE

The name of this Plan is the Lands’ End, Inc. 2014 Stock Plan. The purpose of this Plan is to promote the interests of the Company and its Subsidiaries through grants to Eligible Individuals of Restricted Stock, Stock Units, Other Stock-Based Awards, Options, and Stock Appreciation Rights in order (1) to attract and retain the services of Eligible Individuals, (2) to provide an additional incentive to each Eligible Individual to work to increase the value of Stock and (3) to provide each Eligible Individual with a stake in the future of the Company which corresponds to the stake of each Company stockholder.

SECTION 2. DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

2.1. Board shall mean the Board of Directors of the Company.

2.2. Code shall mean the Internal Revenue Code of 1986, as amended.

2.3. Committee shall mean the Compensation Committee of the Board to which the responsibility to administer this Plan is delegated by the Board and which shall consist of at least two members of the Board, each of whom shall be a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and each of whom shall be an “outside director” for purposes of Code Section 162(m).

2.4. Company shall mean Lands’ End, Inc., a Delaware corporation, and any successor to such corporation.

2.5. Employee shall mean any individual employed by the Company or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company (or any Subsidiary) as an independent contractor or any employee of an employment or temporary agency or firm, without regard to whether such individual is subsequently determined to have been or is subsequently retroactively reclassified as a common-law employee of the Company or any Subsidiary during such period.

2.6. Eligible Individual shall mean an Employee, Non-Employee Director or other individual performing advisory or consulting services for the Company or a Subsidiary, as determined and designated by the Committee. An award may be granted to an Eligible Individual, in connection with hiring, retention or otherwise, prior to the date the Employee, Non-Employee Director or service provider first performs service for the Company or the Subsidiaries, provided such award shall not become vested prior to the date the Employee, Non-Employee Director or other service provider first performs such service. Notwithstanding the above, for purposes of ISOs, Eligible Individual shall be limited to an Employee of the Company or a Subsidiary, as determined and designated by the Committee.

2.7. Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

2.8. Fair Market Value shall mean, for any given date, the fair market value of the Stock as of such date, as determined by the Committee on a basis consistently applied based on actual transactions in Stock on the exchange on which the Stock generally has the greatest trading volume.

2.9. ISO shall mean an Option granted under Section 8 to purchase Stock and evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Code Section 422.

2.10. NQO shall mean an Option granted under Section 8 to purchase Stock and evidenced by an Option Agreement which provides that the Option shall not be treated as an incentive stock option under Code Section 422.

2.11. Non-Employee Director shall mean a member of the Board who is not an Employee of the Company or a Subsidiary.

2.12. Option shall mean an ISO or a NQO.

2.13. Option Agreement shall mean the written agreement or instrument which sets forth the terms of an Option granted to an Eligible Individual under this Plan.

2.14. Option Price shall mean the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.15. Other Stock-Based Award shall mean a grant under Section 7 to an Eligible Individual of Stock or other type of equity-based or equity-related award not otherwise described by the terms of this Plan, including without limitation, the grant or offer for sale of unrestricted Stock or the grant of Stock in settlement of an award under the Lands’ End, Inc. Umbrella Incentive Program, as amended and restated from time to time, and any incentive program thereunder, in such amounts and subject to such terms and conditions, as the Committee shall determine.

2.16. Performance Period shall mean the period selected by the Committee during which performance is measured for purpose of determining the extent to which an award of SARs, Options, Restricted Stock, Stock Units or Other Stock-Based Awards has been earned.

2.17. Plan shall mean this Lands’ End, Inc. 2014 Stock Plan, as amended from time to time.

2.18. Restricted Stock shall mean Stock granted to an Eligible Individual pursuant to Section 7.

2.19. SAR Agreement shall mean the written agreement or instrument which sets forth the terms of a SAR granted to an Eligible Individual under this Plan.

2.20. SAR Share Value shall mean the figure which is set forth in each SAR Agreement and which is no less than the Fair Market Value of a share of Stock on the date the related SAR is granted.

2.21. Stock shall mean the common stock of the Company, par value $0.01 per share.

2.22. Stock Agreement shall mean the written agreement or instrument which sets forth the terms of a Restricted Stock, Stock Unit or Other Stock-Based Award grant to an Eligible Individual under this Plan.

2.23. Stock Appreciation Right or SAR shall mean a right which is granted pursuant to the terms of Section 8 to the appreciation in the Fair Market Value of a share of Stock in excess of the SAR Share Value for such a share.

2.24. Stock Unit shall mean a right granted to an Eligible Individual pursuant to Section 7 to receive a payment in cash or shares based on the Fair Market Value of the number of shares of Stock described in such grant.

2.25. Subsidiary shall mean any corporation which is a subsidiary corporation (within the meaning of Code Section 424(f)) of the Company.

SECTION 3. SHARES RESERVED UNDER PLAN

3.1. Shares. There shall be reserved for issuance under this Plan 1,000,000 shares of Stock; which limit also shall be the maximum number of shares that may be issued pursuant to ISOs under Section 8.

3.2. Share Counting. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company. Shares of Stock covered by an award under the Plan shall only be counted as used to the extent they are actually issued. Furthermore, any shares of Stock issued pursuant to a Restricted Stock or Other Stock-Based Award grant which are forfeited or cancelled thereafter shall again become available for issuance under this Plan. The net number of shares of Stock issued under a Stock Unit or Other Stock-Based Award, if applicable, shall not again become available under Section 3.1 for issuance under this Plan. If a Stock Unit or Other Stock-Based Award is forfeited or settled in cash, the related shares of Stock shall again become available for issuance under this Plan. The net number of shares of Stock issued under an Option or SAR, to the extent it is exercised, shall not again become available under Section 3.1 for issuance under this Plan. If an Option or SAR is forfeited or settled in cash, if applicable, the related shares of Stock shall again become available for issuance under this Plan. Any shares of Stock which are (a) tendered to the Company to pay the Option Price of an Option, (b) tendered to the Company in satisfaction of any condition to a grant of Restricted Stock or Other Stock-Based Award, or (c) used to satisfy a withholding obligation under Section 14.4, shall again become available under Section 3.1 for issuance under this Plan.

3.3. Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.4. Substitute Awards. Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a Subsidiary. The terms and conditions of the substitute awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted. If shares of Stock are issued under the Plan with respect to a substitute award granted under this Section 3.4, as described above, to the extent permitted by applicable law and exchange rules, such shares of Stock will not count against the maximum number of shares of Stock reserved for issuance under the Plan, as set forth in Section 3.1.

SECTION 4. EFFECTIVE DATE

Subject to the stockholders of the Company (acting at a duly called meeting of such stockholders) approving the adoption of this Plan, this Plan shall become effective on the Effective Time as defined in the Separation and Distribution Agreement by and between Sears Holdings Corporation and the Company.

SECTION 5. PLAN ADMINISTRATION

5.1. Authority of Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Certificate of Incorporation or By-Laws of the Company, and subject to the provisions of this Plan, the Committee shall have full power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to make determinations relating to Plan grants and correct mistakes in Stock, Option, or SAR Agreements, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients and establishing all award terms and conditions.

5.2. Amendment of Awards. The Committee, in its sole discretion, may amend any outstanding award at any time in any manner not inconsistent with the terms of the Plan, provided that no outstanding, vested award may be amended without the grantee’s consent if the amendment would have a materially adverse effect on the grantee’s rights under the award. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend an award if it determines such amendment is necessary or advisable for the Company to comply with applicable law (including Code Section 409A), regulation, rule, or accounting standard.

5.3. Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to one or more officers of the Company or members of the Board, including without limitation the authority to approve grants to Eligible Individuals other than any of the Company’s officers. To the extent that the Committee delegates its authority to make grants as provided by this Section 5.3, all references in the Plan to the Committee’s authority to make grants and determinations with respect thereto shall be deemed to include the Committee’s delegate(s). In addition, the Committee may delegate to one or more of its members, officers of the Company or agents or advisors such administrative duties or powers as it may deem advisable. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

5.4. Decisions Binding. In making any determination or in taking or not taking any action under the Plan, the Committee or its delegate(s) may obtain and may rely on the advice of experts, including Employees of and professional advisors to the Company. Any action taken by, or inaction of, the Committee or its delegate(s) relating to or pursuant to the Plan shall be within the absolute discretion of the Committee or its delegate. Such action or inaction of the Committee or its delegate(s) shall be conclusive and binding on the Company, on each affected Eligible Individual and on each other person directly or indirectly affected by such action.

SECTION 6. ELIGIBILITY

Eligible Individuals shall be eligible for the grant of awards under this Plan.

SECTION 7. RESTRICTED STOCK, STOCK UNITS AND OTHER STOCK-BASED AWARDS

7.1. Committee Action.

(a) General. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock, Stock Units and Other Stock-Based Awards to Eligible Individuals from time to time.

(b) Limitations:

(1) Other than Non-Employee Directors. Except as provided herein and subject to subsection (b)(2) immediately below, no Restricted Stock, Stock Unit or Other Stock-Based Award grants in any combination may be made to an Eligible Individual in any calendar year with respect to more than 250,000 shares of Stock. Each grant of Restricted Stock, Stock Units and Other Stock-Based Awards shall be evidenced by a Stock Agreement. Notwithstanding the foregoing, separate and in addition to the above limit, no more than 250,000 shares of Stock may be awarded to any Eligible Individual in any calendar year with respect to Stock that is granted in settlement of an award under the Lands’ End, Inc. Umbrella Incentive Program (or any incentive program established thereunder).

(2) Non-Employee Directors. Notwithstanding subsection (b)(1) immediately above, no Restricted Stock, Stock Unit and Other Stock-Based Award grants in any combination may be made to a Non-Employee Director in any calendar year with respect to more than $250,000 in aggregate value at grant date(s). Each grant of Restricted Stock, Stock Units and Other Stock-Based Awards to a Non-Employee Director shall be evidenced by a Stock Agreement.

7.2. Forfeiture Conditions. The Committee may make a Restricted Stock, Stock Unit or Other Stock-Based Award grant subject to one or more employment, performance or other forfeiture conditions which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. Any Restricted Stock or Other Stock-Based Award issued hereunder may be evidenced in such manner, as the Committee, in its sole discretion, shall deem appropriate, including without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any physical stock certificate is issued in respect of Restricted Stock or Other Stock-Based Award granted under the Plan, such certificates shall be registered in the name of the Eligible Individual, shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the award, and shall be held by the Company as escrow agent until the restrictions on such award have lapsed.

7.3. Rights Under Awards.

(a) Cash Dividends. Each Stock Agreement which evidences a Restricted Stock or Other Stock-Based Award grant shall state whether the Eligible Individual shall have a right to receive any cash dividends which are paid after any shares of Restricted Stock or Other Stock-Based Award are issued to him or her and before the first day that the Eligible Individual’s interest in such Stock is forfeited. If such a Stock Agreement provides that an Eligible Individual has no right to receive a cash dividend when paid, such agreement shall set forth the conditions, if any, under which the Eligible Individual will be eligible to receive one, or more than one, payment in the future to compensate the Eligible Individual for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock or Other Stock-Based Award when such dividends were paid. If such a Stock Agreement calls for any such payments to be made, the Company shall make such payments from the Company’s general assets, and the Eligible Individual shall be no more than a general and unsecured creditor of the Company with respect to such payments. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a cash dividend is paid on the shares of Stock described in a Stock Unit grant, such cash dividend shall be treated as reinvested in shares of Stock and shall increase the number of shares of Stock described in such Stock Unit grant.

(b) Stock and Other Dividends. Unless otherwise provided in the related Stock Agreement, and subject to such rules as the Committee shall adopt with respect to each dividend, if a Stock dividend is declared on a share of Restricted Stock or Other Stock-Based Award, such Stock dividend shall be treated as part of the grant of the related Restricted Stock or Other Stock-Based Award, and an Eligible Individual’s interest in such Stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes nonforfeitable. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, and subject to such rules as the Committee shall adopt with respect to each dividend, if a Stock dividend is declared on any shares of Stock described in a Stock Unit grant, such dividend shall increase the number of shares of Stock described in such Stock Unit grant. If a dividend is paid on a share of Restricted Stock or Other Stock-Based Award or on a share of Stock described in a Stock Unit grant other than in cash or Stock, the disposition of such dividend with respect to such Restricted Stock or Other Stock-Based Award grant and the treatment of such dividend with respect to such Stock Unit grant shall be effected in accordance with the terms of the related Stock Agreement or such rules as the Committee shall adopt with respect to each such dividend.

(c) Voting Rights. An Eligible Individual shall have the right to vote shares of Restricted Stock or Other Stock-Based Award unless otherwise provided in the related Stock Agreement. An Eligible Individual receiving a Stock Unit grant shall not possess any voting rights with respect to such Stock Units.

(d) Effect of Termination. In the discretion of the Committee, a Stock Agreement may provide for vesting, payment, or other applicable terms after the Eligible Individual ceases to be employed or provide services to the Company or Subsidiary for any reason whatsoever, including death or disability.

(e) Nontransferability. No Restricted Stock or Other Stock-Based Award grant and no shares issued pursuant to a Restricted Stock or Other Stock-Based Award grant shall be transferable by an Eligible Individual other than by will or by the laws of descent and distribution before an Eligible Individual’s interest in such shares have become completely nonforfeitable, and no interests in a Stock Unit grant shall be transferable other than by will or the laws of descent and distribution, except as otherwise provided in the related Stock Agreement.

(f) Creditor Status. An Eligible Individual to whom a Stock Unit is granted shall be no more than a general and unsecured creditor of the Company with respect to any payment due under such grant.

7.4. Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be Restricted Stock or Other Stock-Based Award at such time as an Eligible Individual’s interest in such Stock becomes nonforfeitable under this Plan and the terms of the related Stock Agreement. Upon vesting of a Stock Unit, the Eligible Individual shall receive payment in cash or Stock in accordance with the terms of the related Stock Agreement.

SECTION 8. OPTIONS AND SARs

8.1. Options. The Committee acting in its absolute discretion shall have the right to grant Options to purchase shares of Stock to Eligible Individuals from time to time, and Options may be granted for any reason the Committee deems appropriate under the circumstances. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions, including without limitation any performance-based vesting conditions or forfeiture provisions, of such grant, as the Committee acting in its absolute discretion deems consistent with the terms of this Plan.

8.2. ISO Rules. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan or any ISO under Code Section 422. The aggregate Fair Market Value of ISOs granted to an Eligible Individual under this Plan and incentive stock options granted to such Eligible Individual under any other stock option plan adopted by the Company or a Subsidiary which first become exercisable in any calendar year shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO or other incentive stock option is granted, and the Committee shall interpret and administer the limitation set forth in this Section 8.2 in accordance with Code Section 422(d).

8.3. Option Price, Exercise Period and No Dividend Equivalents.

(a) Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option. Except in accordance with the provisions of Section 12, the Committee shall not, absent the approval of the Company’s stockholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the Option Price of any outstanding Option.

(b) Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the Eligible Individual ceases to be employed or provide services to the Company or a Subsidiary for any reason whatsoever, including death or disability.

(c) No Dividend Equivalents. In no event shall any Option or Option Agreement granted under the Plan include any right to receive dividend equivalents with respect to such award.

8.4. Method of Exercise.

(a) Committee Rules. An Option may be exercised as provided in this Section 8.4 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee or its delegate from time to time for the exercise of Options.

(b) Notice and Payment. An Option shall be exercised by delivering to the Committee or its delegate during the period in which such Option is exercisable, (1) written notice of exercise in a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised and (2) payment in full of the Option Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Option Price by any of the following means:

(1) in cash, electronic funds transfer or a check acceptable to the Committee;

(2) in Stock which has been held by the Eligible Individual for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

(3) through a broker-facilitated cashless exercise procedure acceptable to the Committee; or

(4) in any combination of the methods described in this Section 8.4(b) which is acceptable to the Committee.

Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee (or to its delegate) or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised.

(c) Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.

8.5. SARs.

(a) SARs and SAR Share Value.

(1) The Committee acting in its absolute discretion may grant an Eligible Individual a SAR which will give the Eligible Individual the right to the appreciation in one, or more than one, share of Stock, and any such appreciation shall be measured from the related SAR Share Value; provided, however, in no event shall the SAR Share Value be less than the Fair Market Value of a share of Stock on the date such SAR is granted. The Committee shall have the right to make any such grant subject to such additional terms, including without limitation any performance-based vesting conditions or forfeiture provisions, as the Committee deems appropriate and such terms shall be set forth in the related SAR Agreement.

(2) Each SAR granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related SAR Agreement, but no SAR Agreement shall make a SAR exercisable before the date such SAR is granted or on or after the date which is the tenth anniversary of the date such SAR is granted. In the discretion of the Committee, a SAR Agreement may provide for the exercise of a SAR after the Eligible Individual ceases to be employed or provide services to the Company or Subsidiary for any reason whatsoever, including death or disability.

(3) Except in accordance with the provisions of Section 12, the Committee shall not, absent the approval of the Company’s stockholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the SAR Share Value of any outstanding SAR.

(b) Procedure. The exercise of a SAR shall be effected by the delivery of the related SAR Agreement to the Committee together with a statement signed by the Eligible Individual which specifies the number of shares of Stock as to which the Eligible Individual exercises his or her SAR.

(c) Payment. An Eligible Individual who exercises his or her SAR will receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount to the product of (i) the number of shares of Stock with respect to which the SAR is exercised multiplied by (ii) the excess of the Fair Market Value of a share of Stock on the exercise date over the applicable SAR Share Value. The Committee acting in its absolute discretion shall determine the form of such payment. Any cash payment shall be made from the Company’s general assets, and an Eligible Individual shall be no more than a general and unsecured creditor of the Company with respect to such payment.

(d) No Dividend Equivalents. In no event shall any SAR or SAR Agreement granted under the Plan include any right to receive dividend equivalents with respect to such award.

8.6. Nontransferability. Except to the extent the Committee deems permissible and consistent with the best interests of the Company, no Option or SAR shall be transferable by an Eligible Individual other than by will or by the laws of descent and distribution, and any grant by the Committee of a request by an Eligible Individual for any transfer (other than a transfer by will or by the laws of descent and distribution) of an Option or SAR shall be conditioned on the transfer not being made for value or consideration. Any such Option or SAR granted under this Plan shall be exercisable during an Eligible Individual’s lifetime, as the case may be, only by (subject to the first sentence in this Section 8.6) the Eligible Individual, provided that in the event an Eligible Individual is incapacitated and unable to exercise such Eligible Individual’s Option or SAR, such Eligible Individual’s legal guardian or legal representative whom the Committee deems appropriate based on all applicable facts and circumstances presented to the Committee may exercise such Eligible Individual’s Option or SAR, in accordance with the provisions of this Plan and the applicable Option or SAR Agreement. The person or persons to whom an Option or SAR is transferred by will or by the laws of descent and distribution (or pursuant to the first sentence of this Section 8.6) thereafter shall be treated as the Eligible Individual under this Plan.

8.7. Share Limitations.

(a) Other than Non-Employee Directors. Subject to subsection (b) immediately below, an Eligible Individual may not be granted in any calendar year Options, or SARs, or one or more Options and SARs in any combination which in the aggregate relate to more than 500,000 shares of Stock.

(b) Non-Employee Directors. Notwithstanding subsection (a) immediately above, a Non-Employee Director may not be granted in any calendar year Options, or SARs, or one or more Options and SARs in any combination which in the aggregate relate to more than $250,000 in aggregate value at grant date(s), based on the accounting value as recognized by the Company.

SECTION 9. PERFORMANCE-BASED AWARDS

9.1 Establishment of Performance Goals. If, at the time of grant, the Committee intends an award to qualify as “performance based compensation” within the meaning of Code Section 162(m)(4), the Committee must establish in writing, objective performance goals for the applicable Performance Period no later than ninety (90) days after the Performance Period begins (but in no event after twenty-five percent (25%) of the Performance Period has elapsed), and while the outcome as to the performance goals is substantially uncertain. Such performance goals established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the criteria described in Section 9.2.

9.2 Performance Measures. A performance goal may be based on any one or more or any combination (in any relative proportion) of the following: share price, market share, cash flow, revenue, revenue growth, earnings per share, operating earnings per share, operating earnings, earnings before interest, taxes, depreciation and amortization, return on equity, return on assets, return on capital, return on investment, net income, net income per share, economic value added, market value added, store sales growth, customer and member growth, maintenance and satisfaction performance goals and employee opinion survey results measured by an independent firm, and strategic business objectives, consisting of one or more objectives based on meeting specific cost or profit targets or margins, business expansion goals and goals relating to acquisitions or divestitures. Each goal, with respect to a performance period, may be expressed on an absolute and/or relative basis, may be based on the Company as a whole or on any one or more business units of the Company, or its Subsidiaries, and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or of any one or more business units of the Company or its Subsidiaries, and/or the past or current performance of other companies, or an index.

9.3 Certification of Performance. A Participant otherwise entitled to receive an award intended to meet the requirements of performance-based compensation under Code Section 162(m) and the regulations thereunder for any Performance Period shall not receive a settlement of the award until the Committee has determined that the applicable performance goal(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection, such exercise of discretion may not result in an increase in the amount of the payment with respect to such award.

9.4 Extraordinary Items. In establishing any performance goals, the Committee may, no later than the date such performance goals are established in accordance with Section 9.1, provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management Discussion and Analysis of Financial Condition and Results of Operations accompanying such financial statements: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) extraordinary, unusual, and/or nonrecurring items of gain or loss; (d) gains or losses on acquisitions or divestitures or store closings; (e) domestic pension expenses; (f) noncapital, purchase accounting items; (g) changes in tax or accounting principles, regulations or laws; (h) mergers or acquisitions; (i) integration costs disclosed as merger related; (j) accruals for reorganization or restructuring programs; (k) investment income or loss; (l) foreign exchange gains and losses; and (m) tax valuation allowances and/or tax claim judgment or settlements. To the extent the exclusion of any item affects awards intended to constitute performance-based compensation under Code Section 162(m), such exclusion shall be specified in a manner that satisfies the requirements of Code Section 162(m) and the regulations thereunder, including without limitation the requirement that performance goals be objectively determinable.

SECTION 10. SECURITIES REGISTRATION

For Stock issued pursuant to this Plan, the Company at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Eligible Individual under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Eligible Individual; however, the Company shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by an Eligible Individual.

SECTION 11. LIFE OF PLAN

No award shall be granted under this Plan on or after the earlier of: (a) the tenth (10th) anniversary of the date the Company adopts this Plan, in which event this Plan otherwise thereafter shall continue in effect until all Options and SARs have been exercised in full or no longer are exercisable and all Restricted Stock, Stock Unit and Other Stock-Based Award grants under this Plan have been forfeited or the forfeiture conditions on the related Stock or cash payments have been satisfied in full, or (b) the date on which all of the Stock reserved under Section 3 has been issued or is no longer available for use under this Plan and all cash payments due under any Stock Unit grants have been paid or forfeited, in which event this Plan also shall terminate on such date.

SECTION 12. ADJUSTMENT

12.1. Corporate Transactions. The Committee shall make equitable adjustments to reflect any corporate transaction, which may include (a) adjusting the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3, the grant limitations described in Section 7.1(b) and Section 8.7, the number, kind or class (or any combination thereof) of shares of Stock subject to Options and SARs granted under this Plan and the applicable Option Price and SAR Share Value as well as the number, kind or class of shares of Stock subject to Restricted Stock, Stock Unit and Other Stock-Based Award grants under this Plan, (b) replacing outstanding awards with other awards of comparable value, (c) cancelling outstanding awards in return for a cash payment, and (d) any other adjustments that the Committee determines to be equitable. For purposes of this paragraph a corporate transaction includes without limitation any dividend (other than a cash dividend that is not an extraordinary cash dividend) or other distribution (whether in the form of cash, Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, acquisition, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction. Notwithstanding anything in this paragraph to the contrary, an adjustment to an Option or SAR under this paragraph shall be made in a manner that will not result in the grant of a new Option or SAR under Code Section 409A or cause the Option or SAR to fail to be exempt from Code Section 409A.

12.2. General. If any adjustment under this Section 12 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any grant shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 12 by the Committee shall be conclusive and binding on all affected persons.

SECTION 13. AMENDMENT OR TERMINATION

The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval of stockholders of the Company, no amendment or modification to the Plan may materially modify the Plan in any way that would require stockholder approval under any regulatory requirement that the Committee determines to be applicable, including without limitation, the rules of any exchange. No amendment, modification, suspension or termination of the Plan shall have a materially adverse effect on any vested and outstanding award on the date of such amendment, modification, suspension or termination, without the written consent of the affected grantee. Notwithstanding the foregoing, no Eligible Individual consent shall be needed for an amendment, modification, or termination of the Plan if the Committee determines such amendment, modification, or termination is necessary or advisable for the Company to comply with applicable law (including Code Section 409A), regulation, rule, or accounting standard. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to awards under this Plan prior to the date of such suspension or termination.

SECTION 14. MISCELLANEOUS

14.1. Stockholder Rights. No Eligible Individual shall have any rights as a stockholder of the Company as a result of the grant of an Option or SAR under this Plan or his or her exercise of such Option or SAR pending the actual delivery of any Stock subject to such Option or SAR to such Eligible Individual. Except as otherwise provided in this Plan, an Eligible Individual’s rights as a stockholder in the shares of Stock related to a Restricted Stock or Other Stock-Based Award grant shall be set forth in the related Stock Agreement.

14.2. No Contract of Employment or Contract for Services. The grant of an award to an Eligible Individual under this Plan shall not constitute a contract of employment or contract for the performance of services or an agreement to continue his or her status as an Eligible Individual and shall not confer on an Eligible Individual any rights in addition to those rights, if any, expressly set forth in any Stock, Option or SAR Agreement.

14.3. Coordination with Corporate Policies. Shares of Stock and cash acquired by an Eligible Individual under this Plan shall be subject to share retention, forfeiture, and clawback policies established by the Company in accordance with the terms of such policies.

14.4. Withholding. The exercise of any Option or SAR granted under this Plan and the acceptance of a Restricted Stock, Stock Unit or Other Stock-Based Award grant shall constitute an Eligible Individual’s full and complete consent to whatever action the Committee deems necessary to satisfy the minimum tax withholding requirements, if any, which the Committee acting in its discretion deems applicable. Subject to applicable law, the Committee, in its discretion, shall have the right to condition the delivery of any shares of Stock (or other benefit) under the Plan on the satisfaction of an Eligible Individual’s applicable withholding obligation and shall have the right to satisfy such tax withholding requirements, if any: (a) through cash payment by the Eligible Individual; (b) with the Committee’s consent, through the surrender of shares of Stock which the Eligible Individual already owns (provided, however, that to the extent shares of Stock described in this subsection (b) are used to satisfy more than the minimum statutory withholding obligation, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this subsection (b) shall be limited to shares of Stock held by the Eligible Individual for not less than six (6) months prior to the payment date); or (c) through the surrender of shares of Stock to which the Eligible Individual is otherwise entitled under the Plan; provided, however, that such shares of Stock under this subsection (c) may be used to satisfy not more than the Company’s minimum statutory withholding obligation.

14.5 Compliance with Code Section 409A. To the extent that amounts payable under this Plan are subject to Code Section 409A, the Plan is intended to comply with Code Section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with this intention.

14.6 Requirements of Law. The granting of awards and the issuance of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.7 Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. Such foregoing right of indemnification shall not apply in circumstances involving such person’s bad faith or willful misconduct. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

14.8 Headings and Captions. The headings and captions here are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

14.9 Governing Law. This Plan shall be governed under the internal laws of the state of Wisconsin without regard to principles of conflicts of laws, to the extent not superseded by federal law. The state and federal courts located in the state of Wisconsin shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of the Plan.

14.10 Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.11 Conflicts. In the event of a conflict between the terms of this Plan and any Stock, Option or SAR Agreement, the terms of the Plan shall prevail.

14.12 Successors. All obligations of the Company under the Plan with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.13 Deferral of Awards. The Committee may, in a Stock Agreement or otherwise, establish procedures for the deferral of Stock or cash deliverable upon settlement, vesting or other events with respect to Restricted Stock, Stock Units or Other Stock-Based Awards. Notwithstanding anything herein to the contrary, in no event will any deferral of Stock or any other payment with respect to any award granted under the Plan be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Code Section 409A.

14.14 Employees in Foreign Jurisdictions. Notwithstanding any provision of this Plan to the contrary, in order to achieve the purposes of this Plan or to comply with provisions of the laws in countries outside the United Sates in which the Company operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Eligible Individuals (if any) employed by the Company outside the United States should participate in the Plan, (ii) modify the terms and conditions of any awards made to such Eligible Individuals, and (iii) establish sub-plans and other award terms, conditions and procedures to the extent such actions may be necessary or advisable to comply with provisions of the laws in such countries outside the United States in order to assure the lawfulness, validity and effectiveness of awards granted under this Plan.